EXHIBIT 5





                                         March 15, 1995




Millipore Corporation
80 Ashby Road
Bedford, Massachusetts  01730

     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement (the "Registration Statement") on Form S-4 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $100,000,000 principal amount of 6 7/8% Senior Notes Due 2004, Series B (the "Debt Securities"), of Millipore Corporation (the "Company") to be issued under an Indenture (the "Indenture") to be entered into between you and The First National Bank of Boston, as Trustee (the "Trustee").

     We have acted as counsel for the Company in connection with the proposed issue and sale of the Debt Securities and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the registration statement and such other documents and records as we have deemed necessary.

     Basing our opinion on the foregoing, we are of the opinion that:

     (1) When the Registration Statement relating to the Debt Securities filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, has been declared effective; and when the Indenture has been qualified under the Trust Indenture Act of 1939; no further authorization, consent or approval by any regulatory authority will be required for the valid issuance and sale of the Debt Securities (except under the so-called "blue-sky" or securities laws of the several states, as to the applicability of which we do not express an opinion);

     (2) when the Board of Directors of the Company or committee designated thereby or other designee thereof have fixed the price and other terms and conditions relating to the issue and sale of

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Millipore Corporation       -2-             March 15, 1995


the Debt Securities, the Debt Securities will have been duly authorized by the Company;

     (3) upon the execution and filing with the Trustee of the proper papers, the Debt Securities will be issuable under the terms of the Indenture; and

     (4) upon the execution, certification and delivery of the Debt Securities in accordance with the corporate authorizations referred to above and in accordance with the Indenture, the Debt Securities will be valid and legally binding obligations of the Company and the Debt Securities will be entitled to the benefits and security provided by the Indenture together with any other series of securities of the Company which may hereafter be issued thereunder pursuant to the terms thereof; except that enforcement of the rights and remedies created thereby is subject to bankruptcy, reorganization, insolvency or similar laws affecting creditors' rights generally, as may from time to time be in effect, and by the availability of specific performance or of injunctive relief which is subject to the discretion of the court before which any proceeding may be brought.

     We understand that this opinion is to be used in connection with the Registration Statement relating to the Debt Securities to be filed with the Securities and Exchange Commission. We consent to the filing of this opinion with and as a part of said Registration Statement and the use of our name therein and in the related Prospectus under the caption "Legal Opinions".

                              Very truly yours,




                              Ropes & Gray
SFS/mcc
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